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                                                                    EXHIBIT 99.2

                             FOR IMMEDIATE RELEASE

            LERNOUT & HAUSPIE ANNOUNCES BOARD AND MANAGEMENT CHANGES

PIEPER NAMED CHAIRMAN OF THE BOARD; CEO DUERDEN NAMED SOLE MANAGING DIRECTOR; NEW EXECUTIVE COMMITTEE ESTABLISHED

IEPER, BELGIUM, BURLINGTON, MASS.     NOVEMBER 9, 2000  The Board of Directors
of Lernout & Hauspie Speech Products n.v. (NASDAQ: LHSP, EASDAQ: LHSP) (`L&H' or `the Company'), a world leader in speech and language technology, products and services, today announced several steps towards resolving recent controversies affecting the Company and to maintain its leadership position in the emerging speech and language technology markets.

John Duerden, appointed Chief Executive Officer of L&H on August 24, 2000, has become sole Managing Director by unanimous Board resolution. Duerden has also been asked to strengthen the management team, including the appointment of a new Chief Financial Officer. Carl Dammekens, the current CFO, will be taking on another position within the Company.

"In light of the ongoing investigation by the US Securities and Exchange Commission, I remain committed to a policy of full and complete transparency and cooperation," said Duerden. "The Board has vested in me sole discretion to appoint and retain on behalf of the Company such legal and investigative services as may be required."

Roel Pieper, formerly Vice-Chairman of L&H, has been appointed Chairman of the Board. Pieper is a general partner of New York-based Insight Capital Partners and has served as Chief Executive Officer of Tandem Computer Inc. and as Executive Vice President of Royal Philips Electronics.

The Company's two founders, Jo Lernout and Pol Hauspie have stepped down from their positions as co-Chairmen and Managing Directors. Lernout will now serve as Vice Chairman of the L&H Board of Directors and will chair the Company's Technology Advisory Committee. For medical reasons, Hauspie has taken a leave of absence from his responsibilities as a Board director. Also stepping down as Managing Director is Nico Willaert. He will remain on the Board of Directors.

In a joint statement Jo Lernout and Pol Hauspie said: "L&H faces different challenges today as a global leader in speech and language technologies than it did in its entrepreneurial stage, and we are certain that these management changes are appropriate for a company of this size and stage of development."

The Board also announced the establishment of a new Executive Committee, consisting of Pieper, Duerden, Lernout, and one other independent director, to be announced shortly. The Executive Committee will advise management on a range of issues.

"Roel and I believe these changes will enable us to build upon our strong position in the speech and language technology markets and to restore investor confidence," said Duerden. "I would like to thank the Board, and in particular Jo Lernout and Pol Hauspie for their support in developing the new structure."
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ABOUT LERNOUT & HAUSPIE

Lernout & Hauspie (L&H) is a global leader in advanced speech and language solutions for vertical markets, computers, automobiles, telecommunications, embedded products, consumer goods and the Internet. The company is making the speech user interface (SUI) the keystone of simple, convenient interaction between humans and technology, and is using advanced translation technology to break down language barriers. The company provides a wide range of offerings, including: customized solutions for corporations; core speech technologies marketed to OEMs; end user and retail applications for continuous speech products in horizontal and vertical markets; and document creation, human and machine translation services, Internet translation offerings, and linguistic tools. L&H's products and services originate in four basic areas: automatic speech recognition (ASR), text-to-speech (TTS), digital speech and music compression (SMC) and text-to-text (translation).

This Press Release contains forward-looking information that involves risks and uncertainties, including statements about the company's plans, objectives, expectations and intentions. Readers are cautioned that forward looking statements include known and unknown risks, including uncertainty of new product development, the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated, early state of development of the speech, language and medical information technology markets, the ability of L&H's customers to successfully integrate and commercialise L&H's technology, the company's ability to successfully integrate the operations of Dictaphone and Dragon, the retention of key technical and other personnel, risks associated with the financial leverage associated with the company's assumption and/or repayment of Dictaphone indebtedness, currency and other risks related to international operations, rapid technological change and intense competition, as well as other risks set forth in L&H's filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this Press Release.


L&H is a trademark of Lernout & Hauspie Speech Products N.V. in the United States and/or other countries. All other product names or trademarks referenced herein are trademarks of their respective owners.


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L&H CONTACT INFO:
Corporate Comm US / Europe:   Ron Schuermans, Lernout & Hauspie, 32-57-22-8888,
                              ron.schuermans@lhs.be
                              ---------------------
Media Contact US:             781-203-5344
Corporate Comm AP:            Geraldine Kan, Lernout & Hauspie, 65-799-8956,
                              Geraldine.kan@lhsl.com.sg
Investor Relations:           Allan Forsey, Lernout & Hauspie, (781) 203-5233,
                              aforsey@lhsl.com
                              ----------------
                              Steffan Williams, Thomson Financial/Carson,
                              +44-20-7369-7269